News Release
Exhibit 99.1
NETGEAR® REPORTS SECOND QUARTER 2006 RESULTS
•	Second quarter 2006 net revenue increased to $130.7 million, 21.5% year-over-year growth

•	Second quarter 2006 non-GAAP net income increased to $10.5 million, as compared to $8.3 million in the comparable prior year quarter, 26.5% year-over-year growth

•	Second quarter 2006 non-GAAP diluted EPS of $0.30, as compared to $0.25 in the prior year quarter, 20.0% year-over-year growth

•	Company expects third quarter 2006 net revenue to be in the range of $138 million to $143 million, with non-GAAP operating margin in the range of 11.0% to 12.0%
SANTA CLARA, Calif. – July 27, 2006 – NETGEAR, Inc. (NASDAQ: NTGR), a worldwide provider of technologically advanced, branded networking products, today reported financial results for the second quarter ended July 2, 2006.
Net revenue for the second quarter ended July 2, 2006 was $130.7 million, a 21.5% increase as compared to $107.6 million for the second quarter ended July 3, 2005, and an increase of 2.7% as compared to $127.3 million in the first quarter of 2006. Net income, computed in accordance with GAAP, for the second quarter of 2006 was $9.8 million or $0.29 per diluted share. This net income was an 18.1% increase compared to net income of $8.3 million for the second quarter of 2005 or $0.25 per diluted share, and relatively flat compared to net income of $9.9 million or $0.29 per diluted share in the first quarter of 2006.
Non-GAAP gross margin in the second quarter of 2006 was 34.8%, as compared to 35.9% in the year ago comparable quarter, and 35.1% in the first quarter of 2006. Non-GAAP operating margin was 11.2% in the second quarter of 2006, as compared to 12.5% in the second quarter of 2005, and 12.4% in the first quarter of 2006. In the second quarter of 2006, non-GAAP operating expenses were 23.6% of net revenue, as compared to 23.4% in the year ago comparable quarter, and 22.7% in the prior quarter.
Non-GAAP net income for the second quarter of 2006 was $10.5 million, a 26.5% increase compared to non-GAAP net income of $8.3 million for the second quarter of 2005, and relatively flat compared to non-GAAP net income of $10.5 million for the first quarter of 2006. Non-GAAP net income for the second quarter of 2006 excludes non-cash, stock-based compensation, net of tax of $622,000. Non-GAAP net income for the second quarter of 2005 excludes non-cash, stock based compensation of $324,000, and also excludes a $325,000 net tax benefit from exercises of stock options. Non-GAAP net income for the first quarter of 2006 excludes non-cash, stock-based compensation, net of tax of $672,000. Non-GAAP net income was $0.30 per diluted share in the second quarter of 2006, compared to $0.25 per diluted share in the second quarter of 2005 and $0.31 per diluted share in the first quarter of 2006. The accompanying schedules provide a reconciliation of net income computed on a GAAP basis to net income computed on a non-GAAP basis.
Patrick Lo, Chairman and Chief Executive Officer of NETGEAR, commented, “This was another strong quarter for us. We benefited from increased demand across all three regions, maintaining the considerable business momentum we have established on a global basis. The strongest growth for us came from broadband gateways sold to service providers and our RangeMax™ line of wireless routers, including the newly introduced RangeMax N ext draft 11n products. Our technology advantage, ease of use, and industrial design continues to be cited by major reviewers at many influential media outlets around the world in reviews of our RangeMax N ext draft 11n products. We successfully introduced another 17 products, including 8 RangeMax N ext draft 11n products. Key new service providers added in the second quarter include British Sky Broadcasting Limited and AOL in the UK. In line with this momentum, service provider revenue increased to 15% as a percentage of total revenue, compared to 9% in the first quarter of 2006.”
Jonathan Mather, Executive Vice President and Chief Financial Officer of NETGEAR, said, “We proactively took on higher inventory levels in order to put more product on lower cost sea freight to satisfy our third quarter requirements. Retail channel inventory in the U.S. was higher than normal due to anticipated demand for the Back to School season, especially for our new RangeMax N ext line of products. We expect the U.S. retail channel inventory level to return to normal levels by the end of the third quarter. We ended the second quarter 2006 with inventory at $69.3 million with ending inventory turns of 4.9, compared to $44.9 million with ending inventory turns of 7.4 at the end of the first quarter 2006, and $44.1 million with ending inventory turns of 6.3 at the end of the second quarter 2005. Days sales outstanding (DSO) was 74 in the second quarter of 2006 compared to 77 days in the first quarter of 2006 and 66 days in the second quarter of 2005. Cash and short-term investments were $158.9 million at the end of the second quarter of 2006 compared to $178.0 million at the end of the first quarter of 2006, and $147.9 million at the end of the second quarter of 2005. Deferred revenue decreased to $6.9 million at the end of the second quarter of 2006 as compared to $7.7 million at the end of the prior quarter and increased from $2.7 million at the end of the second quarter of 2005.”
The U.S. retail channel inventory ended the second quarter of 2006 at 13.3 weeks compared to 10.1 weeks in the second quarter of 2005 and 9.3 weeks in the first quarter of 2006. U.S. distribution channel inventory ended the second quarter of 2006 at 4.7 weeks, as compared to 3.3 weeks in the second quarter of 2005, and 5.0 weeks in the first quarter of 2006. European distribution channel inventory ended the second quarter of 2006 at approximately 6.1 weeks, as compared to approximately 3.9 weeks in the second quarter of 2005 and 5.2 weeks in the first quarter of 2006. Asia Pacific distribution channel inventory ended the second quarter of 2006 at approximately 5.1 weeks, as compared to approximately 5.3 weeks in the second quarter of 2005, and 4.1 weeks in the first quarter of 2006.
Net revenue by geography comprises gross revenue less such items as marketing incentives paid to customers, sales returns and price protection, which reduce gross revenue. In the fourth quarter of 2005, we refined our methodology for allocating marketing incentives that reduce gross revenue and now allocate them on a specific identification basis to the geography to which they relate. Previously marketing incentives were allocated based on each geography’s gross revenue as a percentage of total gross revenue. For the first and second quarters of 2006, net revenue by geography was reported by using this refined methodology and historical periods were updated to be comparable and consistent with the revised methodology. The following table shows net revenue by geography both under this revised methodology and under our prior methodology for the periods indicated:

	Three months ended (in thousands)
Net revenue by geography:	July 2, 2006		July 3, 2005		April 2, 2006
Revised methodology
North America	$56,525	43%	$51,059	47%	$56,382	44%
Europe, Middle-East and Africa	59,843	46%	42,653	40%	56,788	45%
Asia Pacific	14,370	11%	13,864	13%	14,089	11%
	$130,738	100%	$107,576	100%	$127,259	100%

Prior methodology
North America	$62,308	48%	$55,178	51%	$64,595	51%
Europe, Middle-East and Africa	55,126	42%	40,405	38%	50,437	40%
Asia Pacific	13,304	10%	11,993	11%	12,227	9%
	$130,738	100%	$107,576	100%	$127,259	100%
Looking forward, Mr. Lo added, “We are very optimistic entering the second half of the year. Our product line-up and channel of distribution are at their strongest in the company’s ten year history. We continue to bring significant advances in wireless and broadband applications to small-office and home users globally. There is a high level of energy across NETGEAR riding the momentum of the new products introduced and new account relationships established in the second quarter. On top of the exciting 17 new products introduced in the second quarter, we expect to introduce at least 12 additional new products in the third quarter. We also recently started to supply our

Smart Switches to Korean Telecom for their wireless broadband implementation. Specifically, we expect net revenue for the third quarter 2006 will be approximately $138 million to $143 million, with non-GAAP operating margin in the range of 11.0% to 12.0%. Finally, we expect the non-GAAP effective tax rate to be approximately 39.5%.”
Recent Comments from Key Media Outlets:
BusinessWeek, “NETGEAR has carved out valuable territory in the war for the digital living room. It’s long been a leading provider of wireless routers for consumers and small businesses ... And the company is rapidly expanding its sights to new kinds of products...”
PC Magazine, “When it comes to performance, the (NETGEAR) WNR854T did better than all of its draft-n cohorts.”
CNET, “...satisfying maximum throughput, a slick design, simple setup, comprehensive documentation, and tight security capabilities.”
Investor Conference Call / Webcast Details
NETGEAR will review the second quarter 2006 results and discuss management’s expectations for the third quarter of 2006 today, Thursday, July 27, 2006 at 5:00 p.m. EST (2:00 p.m. PST). The dial-in number for the live audio call is (201) 689-8560. A live webcast of the conference call will be available on NETGEAR’s website at www.netgear.com. A replay of the call will be available 2 hours following the call through 11:59 p.m. EST (8:59 p.m. PST) on Thursday, August 3, 2006 by telephone at (201) 612-7415 and via the web at www.netgear.com. The account number to access the phone replay is 3055 and the conference ID number is 206304.
About NETGEAR, Inc.
NETGEAR® (Nasdaq: NTGR) designs technologically advanced, branded networking products that address the specific needs of small and medium business and home users. The Company’s product offerings enable users to share Internet access, peripherals, files, digital multimedia content and applications among multiple personal computers and other Internet-enabled devices. NETGEAR is headquartered in Santa Clara, Calif. For more information, visit the Company’s Web site at http://www.netgear.com or call (408) 907-8000.
©2006 NETGEAR, Inc. NETGEAR®, the NETGEAR Logo and RangeMax are trademarks or registered trademarks of NETGEAR, Inc. in the United States and/or other countries. Other brand and product names are trademarks or registered trademarks of their respective holders. Information is subject to change without notice. All rights reserved. Maximum wireless signal rate derived from IEEE Standard 802.11 specifications. Actual data throughput will vary. Network conditions and environmental factors, including volume of network traffic, building materials and construction, and network overhead, lower actual data throughput.

Contacts:

Doug Hagan	David Pasquale
Director, Corporate Marketing	Executive Vice President, Investor Relations
NETGEAR, Inc.	The Ruth Group
(408) 907-8053	(646) 536-7006
doug.hagan@netgear.com	dpasquale@theruthgroup.com
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for NETGEAR, Inc.:
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements represent NETGEAR, Inc.’s expectations or beliefs concerning future events and include statements, among others, regarding NETGEAR’s expected revenue, earnings, operating income and tax rate on both a GAAP and non-GAAP basis, anticipated new product offerings, current and future demand for the Company’s existing and anticipated new products, willingness of consumers to purchase and use the Company’s products, and ability to increase distribution and market share for the Company’s products domestically and worldwide. These statements are based on management’s current expectations and are subject to certain risks and uncertainties, including, without limitation, the following: future demand for the Company’s products may be lower than anticipated; consumers may choose not to adopt the Company’s new product offerings or adopt competing products; the Company may be unsuccessful or experience delays in manufacturing and distributing its new and existing products; telecommunications service providers may choose to utilize competing products; the Company may be unable to collect receivables as they become due; the Company may fail to manage costs, including the cost of developing new products and manufacturing and distribution of its existing offerings; channel inventory information reported is estimated based on the average number of weeks of inventory on hand on the last Saturday of the quarter, as reported by certain of NETGEAR’s customers. Further information on potential risk factors that could affect NETGEAR and its business are detailed in the Company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “1A. Risk Factors”, pages 23 through 32, in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2006, filed with the Securities and Exchange Commission on May 12, 2006. NETGEAR undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Use of Non-GAAP Financial Information:
To supplement our consolidated financial statements presented on a GAAP basis, NETGEAR uses non-GAAP measures of operating results, net income and income per share, which are adjusted to exclude certain expenses and tax benefits we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of NETGEAR’s underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before charges that are considered by management to be outside of our core operating results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted net income per share prepared in accordance with generally accepted accounting principles in the United States.
– Tables Attached –

NETGEAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	July 2,	July 3,	July 2,	July 3,
	2006	2005	2006	2005
Net revenue	$130,738	$107,576	$257,997	$216,528
Cost of revenue	85,361	68,975	168,072	142,046

Gross profit	45,377	38,601	89,925	74,482

Operating expenses:
Research and development	3,989	3,280	8,521	6,197
Sales and marketing	22,740	18,298	43,422	35,376
General and administrative	4,991	3,895	9,414	7,570

Total operating expenses	31,720	25,473	61,357	49,143

Income from operations	13,657	13,128	28,568	25,339
Interest income	1,739	897	3,341	1,668
Other income (expense)	852	(780)	921	(834)

Income before income taxes	16,248	13,245	32,830	26,173
Provision for income taxes	6,413	4,944	13,127	10,012

Net income	$9,835	$8,301	$19,703	$16,161

Net income per share:
Basic	$0.30	$0.26	$0.59	$0.51

Diluted	$0.29	$0.25	$0.57	$0.48

Weighted average shares outstanding for net income per share:
Basic	33,251	32,146	33,147	31,901

Diluted	34,484	33,716	34,293	33,480

Stock-based compensation expense was allocated as follows:
Cost of revenue	$102	$38	$193	$76
Research and development	193	73	394	153
Sales and marketing	303	124	596	273
General and administrative	413	89	653	183

Total stock-based compensation	$1,011	$324	$1,836	$685

NETGEAR, INC.
NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Excluding stock-based compensation, net of tax.
(in thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	July 2,	July 3,	July 2,	July 3,
	2006	2005	2006	2005
Net revenue	$130,738	$107,576	$257,997	$216,528
Cost of revenue	85,259	68,937	167,879	141,970

Gross profit	45,479	38,639	90,118	74,558

Operating expenses:
Research and development	3,796	3,207	8,127	6,044
Sales and marketing	22,437	18,174	42,826	35,103
General and administrative	4,578	3,806	8,761	7,387

Total operating expenses	30,811	25,187	59,714	48,534

Income from operations	14,668	13,452	30,404	26,024
Interest income	1,739	897	3,341	1,668
Other income (expense)	852	(780)	921	(834)

Income before income taxes	17,259	13,569	34,666	26,858
Provision for income taxes	6,802	5,269	13,669	10,383

Net income	$10,457	$8,300	$20,997	$16,475

Net income per share:
Basic	$0.31	$0.26	$0.63	$0.52

Diluted	$0.30	$0.25	$0.61	$0.49

Weighted average shares outstanding for net income per share:
Basic	33,251	32,146	33,147	31,901

Diluted	34,484	33,716	34,293	33,480

NETGEAR, INC.
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)
(Unaudited)

	Three months ended			Six months ended
	July 2, 2006			July 2, 2006
		Adjust-	Non-		Adjust-	Non-
	GAAP	ments	GAAP	GAAP	ments	GAAP
Net revenue	$130,738	$—	$130,738	$257,997	$—	$257,997
Cost of revenue	85,361	102	85,259	168,072	193	167,879

Gross profit	45,377	(102)	45,479	89,925	(193)	90,118

Operating expenses:
Research and development	3,989	193	3,796	8,521	394	8,127
Sales and marketing	22,740	303	22,437	43,422	596	42,826
General and administrative	4,991	413	4,578	9,414	653	8,761

Total operating expenses	31,720	909	30,811	61,357	1,643	59,714

Income from operations	13,657	(1,011)	14,668	28,568	(1,836)	30,404
Interest income	1,739	—	1,739	3,341	—	3,341
Other income	852	—	852	921	—	921

Income before income taxes	16,248	(1,011)	17,259	32,830	(1,836)	34,666
Provision for income taxes	6,413	(389)	6,802	13,127	(542)	13,669

Net income	$9,835	$(622)	$10,457	$19,703	$(1,294)	$20,997

Net income per share:
Basic	$0.30		$0.31	$0.59		$0.63

Diluted	$0.29		$0.30	$0.57		$0.61

Weighted average shares outstanding for net income per share:
Basic	33,251		33,251	33,147		33,147

Diluted	34,484		34,484	34,293		34,293

NETGEAR, INC.
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)
(Unaudited)

	Three months ended			Six months ended
	July 3, 2005			July 3, 2005
			Non-			Non-
	GAAP	Adjustments	GAAP	GAAP	Adjustments	GAAP
Net revenue	$107,576	$—	$107,576	$216,528	$—	$216,528
Cost of revenue	68,975	38	68,937	142,046	76	141,970

Gross profit	38,601	(38)	38,639	74,482	(76)	74,558

Operating expenses:
Research and development	3,280	73	3,207	6,197	153	6,044
Sales and marketing	18,298	124	18,174	35,376	273	35,103
General and administrative	3,895	89	3,806	7,570	183	7,387

Total operating expenses	25,473	286	25,187	49,143	609	48,534

Income from operations	13,128	(324)	13,452	25,339	(685)	26,024
Interest income	897	—	897	1,668	—	1,668
Other expense	(780)	—	(780)	(834)	—	(834)

Income before income taxes	13,245	(324)	13,569	26,173	(685)	26,858
Provision for income taxes	4,944	(325)	5,269	10,012	(371)	10,383

Net income	$8,301	$1	$8,300	$16,161	$(314)	$16,475

Net income per share:
Basic	$0.26		$0.26	$0.51		$0.52

Diluted	$0.25		$0.25	$0.48		$0.49

Weighted average shares outstanding for net income per share:
Basic	32,146		32,146	31,901		31,901

Diluted	33,716		33,716	33,480		33,480

NETGEAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	July 2,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$51,620	$90,002
Short-term investments	107,260	83,180
Accounts receivable, net	105,993	104,269
Inventories	69,322	51,873
Deferred income taxes	11,599	11,503
Prepaid expenses and other current assets	13,657	9,882

Total current assets	359,451	350,709
Property and equipment, net	6,826	4,702
Goodwill	558	558
Other non-current assets	1,025	328

Total assets	$367,860	$356,297

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,263	$38,912
Accrued employee compensation	7,675	7,743
Other accrued liabilities	56,054	66,279
Deferred revenue	6,882	4,304
Income taxes payable	1,131	3,055

Total current liabilities	105,005	120,293

Stockholders’ equity:
Common stock	33	33
Additional paid-in capital	211,489	204,754
Deferred stock-based compensation	—	(468)
Cumulative other comprehensive loss	(145)	(90)
Retained earnings	51,478	31,775

Total stockholders’ equity	262,855	236,004

Total liabilities and stockholders’ equity	$367,860	$356,297